UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 3, 2013 (March 28, 2013)

SEQUENTIAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-16075	86-0449546
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, Suite 1705, New York, NY 10018

(Address of Principal Executive Offices/Zip Code)

(646) 564-2577

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Witten communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 28, 2013, Sequential Brands Group, Inc. (“Sequential”) entered into a Purchase Agreement (the “Purchase Agreement”), by and among Sequential, ETPH Acquisition, LLC, a Delaware limited liability company (“ETPH”) and B®and Matter, LLC, a Delaware limited liability company (“Brand Matter”), pursuant to which Sequential acquired from ETPH all of the issued and outstanding equity interests of Brand Matter. Under the terms of the Purchase Agreement, Sequential paid ETPH an aggregate purchase price consisting of approximately $62.3 million in cash subject to adjustment as set forth in the Purchase Agreement and approximately 2.8 million shares of Sequential’s common stock, par value $0.001 (the “Purchase Price”). Shares of Sequential Common Stock issued as part of the Purchase Price were issued in a private placement transaction conducted pursuant to Section 4(a)(2) or Regulation D promulgated under the Securities Act of 1933, as amended.

Prior to the consummation of the Purchase Agreement, two of Sequential’s directors, Mr. Sweedler and Mr. Eby, served on the board of directors of ETPH, the direct parent of Brand Matter, (ii) Mr. Sweedler served as co-chairman of the board of directors of Brand Matter, (iii) Mr. Sweedler served as an executive officer of Brand Matter, and (iv) Mr. Sweedler beneficially owned certain membership interests of ETPH. As a consequence of Mr. Sweedler’s indirect beneficial ownership in Brand Matter and Sequential and his and Mr. Eby’s positions with ETPH, Brand Matter and Sequential, Sequential and ETPH each appointed special independent committees (on which neither Mr. Sweedler nor Mr. Eby served) to review, negotiate and approve the terms of the Purchase Agreement. In connection with the Purchase Agreement and the transactions contemplated thereby, Mr. Sweedler received shares of Sequential Common Stock for all his equity interests in Brand Matter.

The Purchase Agreement contains representations and warranties customary for transactions of this type, including representation and warranties from ETPH relating to Brand Matter’s intellectual property. In addition, ETPH agreed to indemnify Sequential and certain of its related parties for losses resulting from its breach of  any representations, warranties or covenants contained in the Purchase Agreement for a period of one year following the closing date up to a maximum amount of $1.0 million, subject to certain limited exceptions.

In connection with the Purchase Agreement and the transactions contemplated thereby, Sequential has entered into (i) a first lien term-loan agreement, dated as of March 28, 2013, among Sequential, subsidiaries of Sequential party thereto and Bank of America, N.A. (“BofA”), as a lender and as administrative agent thereunder (the “First Lien Loan Agreement”), which provides for term loans of up to $45 million (the “First Lien Term Loans”) and (ii) a second lien term-loan agreement, dated as of March 28, 2013, among Sequential, certain subsidiaries of Sequential party thereto and Pathlight Capital, LLC (“Pathlight”), as a lender and as administrative agent thereunder (the “Second Lien Loan Agreement” and, together with the First Lien Loan Agreement, the “Loan Agreements”), which provides for term loans of up to $20 million (the “Second Lien Term Loans” and, together with the First Lien Term Loans, the “Term Loans”). The proceeds from the Term Loans were used to fund the acquisition of Brand Matter pursuant to the terms of the Purchase Agreement (the “Acquisition”), to repay existing debt, to pay fees and expenses in connection with the foregoing, to finance capital expenditures and for the general corporate purposes of Sequential and its subsidiaries. In connection with the Second Lien Loan Agreement, Sequential issued 5-year warrants to Pathlight to purchase up to an aggregate of 285,160 shares of Sequential Common Stock at an exercise price equal to $4.50 per share, pursuant to the warrant purchase agreement entered into as of March 28, 2013 by and between Pathlight and Sequential (the “Warrant Agreement”).

The Term Loans were drawn in full on March 28, 2013. The Loan Agreements terminate, and all loans then outstanding under each Loan Agreement, must be repaid on March 28, 2018. Sequential is required to make quarterly scheduled amortization payments of the Term Loans prior to the maturity of the Loan Agreements in an amount equal to (x) in the case of the First Lien Loan Agreement, $1.5 million and (y) in the case of the Second Lien Loan Agreement, $500,000.

The First Lien Loan Agreement and the Second Lien Loan Agreement (subject to the Intercreditor Agreement (as described below)) are voluntarily prepayable from time to time in whole or in part, subject in certain cases to the payment of prepayment premiums and are mandatorily prepayable with the cash proceeds from the disposition of intellectual property or the disposition of non-intellectual property assets, subject to certain exception set forth in the Loan Agreements. Sequential is also required to make prepayments on the First Lien Term Loans annually with 30% of the consolidated excess cash, as defined in the First Lien Loan Agreement, of Sequential and its subsidiaries. The order of application of prepayments under the First Lien Loan Agreement and the Second Lien Loan Agreement are set forth in the documentation governing the respective facilities, including the Intercreditor Agreement. Voluntary and mandatory prepayments will be applied to the remaining scheduled installments of principle due in respect of the Term Loans in the inverse order of maturity.

All obligations of Sequential under the Loan Agreements will be guaranteed jointly and severally by each domestic subsidiary of Sequential, other than DVS Footwear International, LLC (each a “Guarantor” and, together, the “Guarantors”), subject to certain exceptions set forth in the Loan Agreements and the related loan documents (the guarantees provided by the Guarantors shall be referred to herein as the “Guarantees”). Sequential’s and the Guarantors’ obligations under the Loan Agreements and the Guarantees will, in each case, be secured by first priority liens (subject, in the case of the Second Lien Loan Agreement, to the liens under the First Lien Loan Agreement) on, and security interests in, substantially all of the present and after-acquired assets of Sequential and each Guarantor subject to certain customary exceptions.

The availability of the Term Loans under the Loan Agreements was subject to certain initial conditions precedent having been satisfied or waived on the closing date, including delivery of documentation, certificates and opinions and other standard conditions precedent, the consummation of the Acquisition, the accuracy of the representations and warranties, and, in the case of the Second Lien Loan Agreement, providing evidence of a minimum amount of cash on Sequential’s balance sheet.

The First Lien Term Loans bears interest, at Sequential’s option, at either (a) 4.00% per annum plus adjusted LIBOR or (b) 3.00% per annum plus the Base Rate, as defined in the applicable Loan Agreement. The Second Lien Term Loans will bear interest at 12.75% per annum plus adjusted LIBOR.

The Loan Agreements include customary representations and warranties and include representations relating to the intellectual property owned by the Sequential and its subsidiaries and the status of Sequential’s material license agreements. In addition, the Loan Agreements include covenants and events of default including requirements that Sequential satisfy a minimum positive net income test, maintain a minimum loan to value ratio (as calculated pursuant to the First Lien Loan Agreement or the Second Lien Loan Agreement, as applicable) and, in the case of the Second Lien Loan Agreement, maintain a minimum cash balance in accounts subject to control agreements, as well as limitations on liens on the assets of Sequential and its subsidiaries, indebtedness, consummation of acquisitions (subject to certain exceptions and consent rights as set forth in the Loan Agreements) and fundamental changes (including mergers and consolidations of Sequential and its subsidiaries), dispositions of assets of Sequential and its subsidiaries, investments, loans, advances and guarantees by the Sequential and its subsidiaries, and restrictions on issuing dividends and other restricted payments, prepayments and amendments of certain indebtedness and material licenses, affiliate transactions and issuance of equity interests.

In connection with the First Lien Loan Agreement and the Second Lien Loan Agreement, BofA, as the administrative agent under the First Lien Loan Agreement and Pathlight, as the administrative agent under the Second Lien Loan Agreement, entered into an Intercreditor Agreement (the “Intercreditor Agreement”), dated as of March 28, 2013, which was acknowledged by Sequential and the Guarantors. The Intercreditor Agreement establishes various inter-lender terms, including, but not limited to, priority of liens, permitted actions by each party, application of proceeds, exercise of remedies in the case of a default, incurrence of additional indebtedness and releases of collateral.

On March 28, 2013, Sequential’s board of directors unanimously determined that the Purchase Agreement, the Loan Agreements, the Intercreditor Agreement and the Warrant Agreement (collectively, the “Sequential Agreements”) and the transactions contemplated thereby were advisable and in the best interest of Sequential and its stockholders.

Also, on March 28, 2013, in connection with the transactions discussed in this Item 1.01, TCP WR Acquisition, LLC (“TCP”) elected to convert the aggregate principal amount outstanding under Sequential’s Variable Rate Senior Secured Convertible Debentures due January 15, 2015 (the “Debentures”) into shares of Sequential Common Stock at a conversion rate of $2.625 per share (the “TCP Conversion”). At the time of the TCP Conversion, the aggregate principal amount outstanding under the Debentures was $14,500,000 plus accrued and unpaid interest. Sequential issued 5,523,810 shares of its Common Stock in the TCP Conversion. In connection with the TCP Conversion, Sequential has also redeemed all of the issued and outstanding shares of Series A Preferred Stock held by TCP for an aggregate redemption price of $14.50 pursuant to the Designation of Rights, Preferences and Limitations for the Series A Preferred Stock.

The foregoing description of the Sequential Agreements are qualified in their entirety by reference to the full text of each agreement, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 are incorporated by reference herein. The Sequential Agreements have been attached as exhibits to provide investors and security holders with information regarding their terms. They are not intended to provide any other financial information about Sequential or its subsidiaries or affiliates. The representations, warranties and covenants contained in the Sequential Agreements were made only for purposes of those agreements and as of specific dates, are solely for the benefit of the parties to the Sequential Agreements, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Sequential Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of Sequential or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Sequential Agreements, which subsequent information may or may not be fully reflected in public disclosures by Sequential.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information regarding the Acquisition Financing set forth under Item 1.01 is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

Reference is made to the disclosure provided in response to Item 1.01 of this Form 8-K, with respect to Sequential’s issuance of Common Stock as partial consideration for the acquisition of Brand Matter and in connection with certain closing payments, in each case, pursuant to the terms of the Purchase Agreement, which disclosure is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On March 29, 2013, Sequential issued a press release announcing its entry into the Purchase Agreement as discussed in Item 1.01 hereof. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(a)	Exhibits.

Exhibit Number	Description
10.1**	Purchase Agreement.
10.2	First Lien Loan Agreement.
10.3	Second Lien Loan Agreement.
10.4	Intercreditor Agreement
10.5	Warrant Agreement.
10.6	Class B Common Stock Purchase Warrant.
99.1	Press release issued by Sequential on March 29, 2013 regarding the Purchase Agreement.

** Pursuant to Item 6.01(b)(2) of Regulation S-K, exhibits and schedules are omitted. Sequential agrees to furnish supplementally a copy of any omitted schedule or exhibit upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sequential Brands Group, Inc.

Date: April 3, 2013	By:	/s/ Gary Klein
	Name:	Gary Klein
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1**	Purchase Agreement.
10.2	First Lien Loan Agreement.
10.3	Second Lien Loan Agreement.
10.4	Intercreditor Agreement
10.5	Warrant Agreement.
10.6	Class B Common Stock Purchase Warrant.
99.1	Press release issued by Sequential on March 29, 2013 regarding the Purchase Agreement.

** Pursuant to Item 6.01(b)(2) of Regulation S-K, exhibits and schedules are omitted. Sequential agrees to furnish supplementally a copy of any omitted schedule or exhibit upon request.